EXHIBIT 99.1

800 Boylston St., Boston, Massachusetts 02199 56 Prospect St., Hartford, Connecticut 06103-2818
News Release

Eversource Energy Reports Third Quarter 2017 Results

HARTFORD, Conn. and BOSTON, Mass. (November 1, 2017) -- Eversource Energy (NYSE: ES) today reported earnings of $260.4 million, or $0.82 per share, in the third quarter of 2017, compared with earnings of $265.3 million, or $0.83 per share, in the third quarter of 2016.  In the first nine months of 2017, Eversource Energy earned $750.6 million, or $2.36 per share, compared with earnings of $713.1 million, or $2.24 per share, in the first nine months of 2016.

The company also today reiterated its 2017 earnings per share guidance of $3.05 to $3.20, as well as its long-term EPS growth projection of 5 to 7 percent per year.  Jim Judge, Eversource Energy chairman, president and chief executive officer, said the company has recorded solid financial and operating results, despite much milder summer temperatures in 2017, compared with 2016.  Third quarter 2017 cooling degree days in Boston were down nearly 34 percent from 2016 levels and nearly 8 percent below average.

“Mild weather reduced both first quarter and third quarter energy use in New England this year,” Judge said.  “But while weather patterns are transitory, our commitment on behalf of our customers is not.  We continue to execute successfully on our many initiatives to support the environmental and energy cost reduction goals in the states we serve.”

Judge noted significant progress on Eversource Energy’s Northern Pass Transmission (NPT) project in recent months, including the receipt of a favorable final Environmental Impact Statement from the U.S. Department of Energy; the issuance of a positive draft Record of Decision from the U.S. Forest Service; and good overall progress before the New Hampshire Site Evaluation Committee.

“We are making an exceptionally strong case before state and federal regulators as to why NPT is the right project at the right time for a region that is heavily focused on lowering both energy costs and carbon emissions,” Judge said.  “Testimony from our witnesses has strongly supported the billions of dollars of benefits our project will bring to New Hampshire in the years ahead.”

Electric Transmission

Eversource Energy’s transmission segment earned $99 million in the third quarter of 2017 and $289.6 million in the first nine months of 2017, compared with earnings of $88.4 million in the third quarter of 2016 and $266.6 million in the first nine months of 2016.  The improved third quarter and year-to-date results were primarily due to an increased level of investment in Eversource Energy’s transmission system.

Electric Distribution and Generation

Eversource Energy’s electric distribution and generation segment earned $157.4 million in the third quarter of 2017 and $393.4 million in the first nine months of 2017, compared with earnings of $170.1 million in the third quarter of 2016 and $381.3 million in the first nine months of 2016.  Lower third-quarter results were primarily due to the significant impact on sales of milder summer weather.  Improved year-to-date results primarily reflect lower operations and maintenance expense, partially offset by higher depreciation and interest expense.

Natural Gas Distribution

Eversource Energy’s natural gas distribution segment had a net loss of $6.2 million in the third quarter of 2017 and earnings of $49.1 million in the first nine months of 2017, compared with a net loss of $7 million in the third quarter of 2016 and earnings of $51.9 million in the first nine months of 2016.  Improved third quarter results in 2017 were due primarily to lower non-tracked operations and maintenance expense, while lower year-to-date results reflect higher operations and maintenance expense, higher depreciation expense and a decline in demand revenues due to lower peak usage in 2017 among Connecticut natural gas customers.

Parent and Other Companies

Eversource Energy parent and other companies earned $10.2 million in the third quarter of 2017 and $18.5 million in the first nine months of 2017, compared with $13.8 million in the third quarter of 2016 and $13.3 million in the first nine months of 2016.  Lower third-quarter results in 2017 were due primarily to higher interest expense, while higher year-to-date results reflect in part second quarter gains in 2017 from Eversource Energy’s long-time investment in a renewable energy fund.

The following table reconciles 2017 and 2016 third quarter and first nine months earnings per share:

		Third Quarter	First Nine Months
2016	Reported EPS	$0.83	$2.24
	Higher transmission earnings in 2017	0.03	0.07
	Lower non-tracked O&M in 2017	0.02	0.06
	Lower retail electric revenues in 2017	(0.04)	---
	Higher property tax, depreciation and interest expense in 2017	(0.03)	(0.07)
	All other, net, including higher Other Income	0.01	0.06
2017	Reported EPS	$0.82	$2.36

Financial results for the third quarter and first nine months of 2017 and 2016 are noted below:

Three months ended: (in millions, except EPS)	September 30, 2017	September 30, 2016	Increase/ (Decrease)	2017 EPS[1]
Electric Distribution/Generation	$157.4	$170.1	$(12.7)	$0.50
Electric Transmission	99.0	88.4	10.6	0.31
Natural Gas Distribution	(6.2)	(7.0)	0.8	(0.02)
Eversource Parent and Other Companies	10.2	13.8	(3.6)	0.03
Reported Earnings	$260.4	$265.3	$(4.9)	$0.82

Nine months ended: (in millions, except EPS)	September 30, 2017	September 30, 2016	Increase/ (Decrease)	2017 EPS[1]
Electric Distribution/Generation	$393.4	$381.3	$12.1	$1.24
Electric Transmission	289.6	266.6	23.0	0.91
Natural Gas Distribution	49.1	51.9	(2.8)	0.15
Eversource Parent and Other Companies	18.5	13.3	5.2	0.06
Reported Earnings	$750.6	$713.1	$37.5	$2.36

Retail sales data:

Three months ended:	September 30, 2017	September 30, 2016	% Change
Electric Distribution (Gwh)
Traditional	7,545	8,131	(7.2%)
Decoupled	6,551	7,213	(9.2%)
Total Electric Distribution	14,096	15,344	(8.1%)

Natural Gas Distribution (MMcf)
Traditional	5,550	5,270	5.3%
Decoupled and Special Contracts	5,975	5,653	5.7%
Total Natural Gas Distribution	11,525	10,923	5.5%

Nine months ended:	September 30, 2017	September 30, 2016	% Change
Electric Distribution (Gwh)
Traditional	21,040	21,731	(3.2%)
Decoupled	18,391	19,235	(4.4%)
Total Electric Distribution	39,431	40,966	(3.7%)

Natural Gas Distribution (MMcf)
Traditional	32,233	31,570	2.1%
Decoupled and Special Contracts	37,453	36,537	2.5%
Total Natural Gas Distribution	69,686	68,107	2.3%

Eversource Energy has approximately 317 million common shares outstanding.  It operates New England’s largest energy delivery system, serving approximately 3.7 million customers in Connecticut, Massachusetts and New Hampshire.  Eversource Energy is recognized as the top U.S. utility for its energy efficiency programs by the sustainability advocacy organization Ceres.

CONTACT:

Jeffrey R. Kotkin

(860) 665-5154

Note:  Eversource Energy will webcast a conference call with senior management on November 2, 2017, beginning at 9 a.m. Eastern Time.  The webcast and associated slides can be accessed through Eversource’s website at www.eversource.com.

1 All per share amounts in this news release are reported on a diluted basis.  The only common equity securities that are publicly traded are common shares of Eversource Energy.  The earnings and EPS of each business do not represent a direct legal interest in the assets and liabilities allocated to such business, but rather represent a direct interest in Eversource Energy's assets and liabilities as a whole.  EPS by business is a non-GAAP (not determined using generally accepted accounting principles) measure that is calculated by dividing the net income or loss attributable to controlling interests of each business by the weighted average diluted Eversource Energy common shares outstanding for the period.  Management uses this non-GAAP financial measure to evaluate earnings results, provide details of earnings results by business, and more fully compare and explain our third quarter and first nine months 2017 and 2016 results.  Management believes that this measurement is useful to investors to evaluate the actual and projected financial performance and contribution of Eversource Energy’s businesses.  Non-GAAP financial measures should not be considered as alternatives to Eversource Energy consolidated net income attributable to controlling interests or EPS determined in accordance with GAAP as indicators of Eversource Energy’s operating performance.

This news release includes statements concerning Eversource Energy’s expectations, beliefs, plans, objectives, goals, strategies, assumptions of future events, future financial performance or growth and other statements that are not historical facts.  These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  In some cases, readers can identify these forward-looking statements through the use of words or phrases such as “estimate, “expect,” “anticipate,” “intend,” “plan,” “project,” “believe,” “forecast,” “should,” “could” and other similar expressions.  Forward-looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward-looking statements.  Factors that may cause actual results to differ materially from those included in the forward-looking statements include, but are not limited to, cyber breaches, acts of war or terrorism, or grid disturbances;  actions or inaction of local, state and federal regulatory, public policy and taxing bodies; changes in business conditions, which could include disruptive technology related to Eversource Energy’s current or future business model; changes in economic conditions, including impact on interest rates, tax policies, and customer demand and payment ability; fluctuations in weather patterns; changes in laws, regulations or regulatory policy; changes in levels or timing of capital expenditures; disruptions in the capital markets or other events that make Eversource Energy’s access to necessary capital more difficult or costly; developments in legal or public policy doctrines; technological developments; changes in accounting standards and financial reporting regulations; actions of rating agencies; and other presently unknown or unforeseen factors.

Other risk factors are detailed in Eversource’s reports filed with the Securities and Exchange Commission (SEC) and updated as necessary, and are available on Eversource Energy’s website at www.eversource.com and the SEC’s website at www.sec.gov.  All such factors are difficult to predict and contain uncertainties that may materially affect Eversource Energy’s actual results many of which are beyond our control.  You should not place undue reliance on the forward-looking statements; each speaks only as of the date on which such statement is made, and, except as required by federal securities laws, Eversource Energy undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

###